Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated June 24, 2020, relating to the consolidated financial statements of SharesPost, Inc and Subsidiaries (the “Company”) as of and for the years ended December 31, 2019, and 2018. We also consent to the reference to our Firm under the caption “Experts” in such statement

/s/ Spicer Jeffries LLP

Denver, Colorado

October 6, 2021